As filed with the Securities and Exchange Commission on July 1, 2015

 Registration Statement File No. 333-133986
Registration Statement File No. 333-62338
Registration Statement File No. 33-93934

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-133986)
POST-EFFECTIVE AMENDMENT NO. 3 (No. 333-62338)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 33-93934)

TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Rock-Tenn Company
(Exact name of registrant as specified in its charter)

Georgia	62-0342590
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
(770) 448-2193
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert B. McIntosh
Executive Vice President, General
Counsel and Secretary
Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
(770) 448-2193
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard Hall, Esq.
Andrew R. Thompson, Esq.
Worldwide Plaza
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Rock-Tenn Company, a Georgia corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.
Registration No. 333-133986, initially filed with the SEC on May 11, 2006, registering $500,000,000 aggregate amount of the Registrant’s Class A common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, and debt securities;

ii.	Registration No. 333-62338, initially filed with the SEC on June 5, 2001, registering $400,000,000 aggregate amount of the Registrant’s debt securities; and

iii.	Registration No. 33-93934, initially filed with the SEC on June 26, 1995, registering $200,000,000 aggregate amount of the Registrant’s debt securities.

On July 1, 2015, pursuant to that certain Second Amended and Restated Business Combination Agreement, dated as of April 17, 2015 and amended as of May 5, 2015, by and among the Registrant, WestRock Company (formerly known as Rome-Milan Holdings, Inc.), a Delaware corporation (“WestRock”), MeadWestvaco Corporation, a Delaware corporation, Rome Merger Sub, Inc., a Georgia corporation and wholly owned subsidiary of WestRock (“RockTenn Merger Sub”), and Milan Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of WestRock, RockTenn Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of WestRock (the “Merger”).

As a result of the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on July 1, 2015.

ROCK-TENN COMPANY

By:	/s/ Robert B. McIntosh
Robert B. McIntosh
Executive Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.